Securities Act File No. 333-253837

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

☐    Pre-Effective Amendment No.    ☒    Post-Effective Amendment No. 1

(Check appropriate box or boxes)

THE ALGER FUNDS

(Exact Name of Registrant as Specified in its Charter)

Registrant’s Telephone Number, including Area Code: (212) 806-8800

360 Park Avenue South

New York, New York 10010

(Address of Principal Executive Offices)

Tina Payne, Esq.

Fred Alger Management, LLC

360 Park Avenue South

New York, New York 10010

(Name and Address of Agent for Service)

COPY TO:

Nicole M. Runyan, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibits (1)(l), (1)(m), (1)(n) and (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file: (1) certain amendments to the Registrant’s Declaration of Trust as Exhibits (1)(l), (1)(m) and (1)(n) to Item 16 to this Registration Statement on Form N-14 (the “Registration Statement”), and (2) an opinion and consent of counsel as to tax matters in connection with the reorganization of Alger 25 Fund, a series of the Registrant, with and into Alger 35 Fund, also a series of the Registrant, as Exhibit (12) to Item 16 to the Registration Statement.

Parts A and B of the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2021 and the definitive versions thereof filed with the SEC on April 6, 2021 pursuant to Rule 497 under the Securities Act, are incorporated by reference herein.

THE ALGER FUNDS

PART C

OTHER INFORMATION

Item 15	Indemnification.
The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 132 to the Registrant’s Registration Statement on Form N-1A (the “Registration Statement”), filed on February 26, 2021.

Item 16	Exhibits.
(1)(a)	Amended and Restated Declaration of Trust, dated September 13, 2012, Incorporated by reference to Post-Effective Amendment No. 73 to the Registration Statement filed with the SEC on February 22, 2013.

(1)(b)	Amendment to Declaration of Trust, dated May 21, 2013 (Alger International Growth Fund), Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(1)(c)	Amendment to Declaration of Trust, dated August 7, 2015 (Alger Small Cap Focus Fund), Incorporated by reference to Post-Effective Amendment No. 86 to the Registration Statement filed with the SEC on August 7, 2015.

(1)(d)	Amendment to Declaration of Trust, dated August 7, 2017 (Alger SMid Cap Focus Fund), Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(1)(e)	Amendment to Declaration of Trust, dated December 26, 2017 (Alger 25 Fund), Incorporated by reference to Post-Effective Amendment No. 101 to the Registration Statement filed with the SEC on December 28, 2017.

(1)(f)	Amendment to Declaration of Trust, dated March 22, 2018 (Alger 35 Fund), Incorporated by reference to Post-Effective Amendment No. 106 to the Registration Statement filed with the SEC on March 28, 2018.

(1)(g)	Amendment to Declaration of Trust, dated August 9, 2018 (Alger International Focus Fund), Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(1)(h)	Amendment to Declaration of Trust, dated November 15, 2018 (Alger Mid Cap Focus Fund), Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(1)(i)	Amendment to Declaration of Trust, dated September 24, 2019 (Alger Weatherbie Specialized Growth Fund), Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(1)(j)	Amendment to Declaration of Trust, dated December 18, 2020 (Alger Mid Cap Focus Fund), Incorporated by reference to Post-Effective Amendment No. 132 to the Registration Statement filed with the SEC on February 26, 2021.

(1)(k)	Amendment to Declaration of Trust, dated February 23, 2021 (Alger 25 Fund), Incorporated by reference to Post-Effective Amendment No. 132 to the Registration Statement filed with the SEC on February 26, 2021.

(1)(l)	Amendment to Declaration of Trust, dated September 17, 2018 (Alger 35 Fund).*

(1)(m)	Amendment to Declaration of Trust, dated May 7, 2021 (Alger 35 Fund).*

(1)(n)	Amendment to Declaration of Trust, dated May 10, 2021 (Alger 25 Fund).*

(2)	Amended and Restated By-laws of Registrant, Incorporated by reference to Post-Effective Amendment No. 41 to the Registration Statement filed with the SEC on February 18, 2005.

(3)	Not Applicable.

(4)	Plan of Reorganization, Incorporated by reference to the definitive version of the Prospectus/Information Statement included in the Registrant’s Registration Statement on Form N-14 filed on March 3, 2021 (the “N-14 Registration Statement”) (File No. 333-253837), filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the “Securities Act”), on April 6, 2021.

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)(a)	Investment Advisory Agreement for Registrant, dated February 14, 2007, Incorporated by reference to Post-Effective Amendment No. 47 to the Registration Statement filed with the SEC on February 26, 2007.

(6)(b)	Amendment to Investment Advisory Agreement (Alger 25 Fund), dated December 19, 2017, Incorporated by reference to Post-Effective Amendment No. 101 to the Registration Statement filed with the SEC on December 28, 2017.

(6)(c)	Amendment to Investment Advisory Agreement (Alger 35 Fund), dated March 22, 2018, Incorporated by reference to Post-Effective Amendment No. 106 to the Registration Statement filed with the SEC on March 28, 2018.

(6)(d)	Amendment to Investment Advisory Agreement (Alger 25 Fund), dated September 17, 2018, Incorporated by reference to Post-Effective Amendment No. 115 to the Registration Statement filed with the SEC on October 15, 2018.

(6)(e)	Amendment to Investment Advisory Agreement (Alger 35 Fund), dated September 17, 2018, Incorporated by reference to Post-Effective Amendment No. 116 to the Registration Statement filed with the SEC on October 15, 2018.

(6)(f)	Amendment to Investment Advisory Agreement, dated September 17, 2019, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(6)(h)	Amendment to Investment Advisory Agreement, dated September 29, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(6)(i)	Amendment to Investment Advisory Agreement including Revised Fee Schedule, dated January 4, 2021, Incorporated by reference to Post-Effective Amendment No. 132 to the Registration Statement filed with the SEC on February 26, 2021.

(6)(j)	Contract to Support Fee Waiver/Expense Reimbursement, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(6)(k)	Contract to Support Fee Waiver/Expense Reimbursement (Alger 25 and 35 Funds), Incorporated by reference to Post-Effective Amendment No. 116 to the Registration Statement filed with the SEC on October 15, 2018.

(6)(l)	Form of Sub-Advisory Agreement between Fred Alger Management, Inc. and Weatherbie Capital, LLC, Incorporated by reference to Post-Effective Amendment No. 95 to the Registration Statement filed with the SEC on March 1, 2017.

(6)(m)	Amendment to Sub-Advisory Agreement between Fred Alger Management, LLC and Weatherbie Capital, LLC, dated September 29, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(7)(a)	Amended and Restated Distribution Agreement, dated May 19, 2015, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(7)(b)	Amendment to Distribution Agreement, dated September 29, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(8)	Not Applicable.

(9)(a)	Custodian Agreement between Registrant and Brown Brothers Harriman & Co. (“BBH”) dated February 29, 2008, Incorporated by reference to Post-Effective Amendment No. 52 to the Registration Statement filed with the SEC on June 20, 2008.

(9)(b)	Amendment to Custodian Agreement, dated January 6, 2017, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(9)(c)	Amendment to Custodian Agreement, dated November 15, 2017, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(9)(d)	Amendment to Custodian Agreement, dated December 20, 2017, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(9)(e)	Amendment to Custodian Agreement, dated October 15, 2018, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(9)(f)	Amendment to Custodian Agreement, dated January 4, 2021, Incorporated by reference to Post-Effective Amendment No. 132 to the Registration Statement filed with the SEC on February 26, 2021.

(10)(a)	Class A Distribution Plan, dated September 29, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(10)(b)	Class B Distribution Plan, dated September 29, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(10)(c)	Class C Distribution Plan, dated September 29, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(10)(d)	Class I Distribution Plan, dated September 29, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(10)(e)	Rule 18f-3 Plan: Rule 18f-3 Multiple Class Plan, dated December 15, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(11)	Opinion and Consent of Massachusetts counsel, Incorporated by reference to Exhibit (11) to the N-14 Registration Statement.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)(a)	Shareholder Administrative Services Agreement among Fred Alger Management, LLC, the Registrant, et. al. effective February 28, 2005, Incorporated by reference to Post-Effective Amendment No. 41 to the Registration Statement filed with the SEC on February 18, 2005.

(13)(b)	Amendment No. 1 to Shareholder Administrative Services Agreement, effective June 30, 2007, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(13)(c)	Amendment No. 2 to Shareholder Administrative Services Agreement, effective June 30, 2010, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(13)(d)	Amendment No. 3 to Shareholder Administrative Services Agreement, effective Dec. 29, 2010, Incorporated by reference to Post-Effective Amendment No. 71 to the Registration Statement filed with the SEC on February 22, 2012.

(13)(e)	Amendment No. 4 to Shareholder Administrative Services Agreement, effective August 1, 2016, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(13)(f)	Amendment No. 5 to Shareholder Administrative Services Agreement, effective December 28, 2017, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(13)(g)	Amendment No. 6 to Shareholder Administrative Services Agreement, effective September 29, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(13)(h)	Transfer Agency Agreement Between Certain Investment Companies Managed by Fred Alger Management, LLC (including Registrant) and UMB Fund Services, Inc., dated October 5, 2019, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(13)(i)	Fund Administration Agreement for Registrant, dated September 29, 2020, Incorporated by reference to Post-Effective Amendment No. 131 to the Registration Statement filed with the SEC on December 18, 2020.

(13)(j)	Accounting Agency Agreement between Registrant and BBH, dated February 29, 2008, Incorporated by reference to Post-Effective Amendment No. 52 to the Registration Statement filed with the SEC on June 20, 2008.

(13)(k)	Amendment to the Accounting Agency Agreement between Registrant and BBH, dated June 1, 2009, Incorporated by reference to Post-Effective Amendment No. 71 to the Registration Statement filed with the SEC on February 22, 2012.

(13)(l)	Amendment to the Accounting Agency Agreement between Registrant and BBH, dated October 24, 2011, Incorporated by reference to Post-Effective Amendment No. 71 to the Registration Statement filed with the SEC on February 22, 2012.

(13)(m)	Amendment to the Accounting Agency Agreement between Registrant and BBH, dated January 6, 2017, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(13)(n)	Amendment to the Accounting Agency Agreement between Registrant and BBH, dated August 17, 2017, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(13)(o)	Amendment to the Accounting Agency Agreement between Registrant and Brown Brothers Harriman & Co., dated June 1, 2018, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(13)(p)	Amendment to the Accounting Agency Agreement between Registrant and BBH, dated October 15, 2018, Incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement filed with the SEC on February 28, 2020.

(14)	Consent of Deloitte & Touche LLP, the independent registered public accounting firm of the Registrant, Incorporated by reference to Exhibit (14) of the N-14 Registration Statement.

(15)	Not Applicable.

(16)	Power of Attorney, Incorporated by reference to Exhibit (16) of the N-14 Registration Statement.

*	Filed herewith.

Item 17.	Undertakings.

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of May, 2021.

THE ALGER FUNDS

By:	/s/ Hal Liebes
Hal Liebes, President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 7, 2021.

Signatures	Title

/s/ Hal Liebes	President (Principal Executive Officer)
Hal Liebes

/s/ Michael D. Martins	Treasurer (Principal Financial Officer)
Michael D. Martins

/s/ Charles F. Baird*	Trustee
Charles F. Baird

/s/ Roger P. Cheever*	Trustee
Roger P. Cheever

/s/ Hilary M. Alger*	Trustee
Hilary M. Alger

/s/ David Rosenberg*	Trustee
David Rosenberg

/s/ Nathan E. Saint-Amand*	Trustee
Nathan E. Saint-Amand

*By:	/s/ Hal Liebes
Attorney-in-fact, Hal Liebes

Exhibit Index

(1)(l)	Amendment to Declaration of Trust, dated September 17, 2018.
(1)(m)	Amendment to Declaration of Trust, dated May 7, 2021.
(1)(n)	Amendment to Declaration of Trust, dated May 10, 2021.
(12)	Opinion and Consent of counsel regarding tax matters.